Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form F-3 No. 333-239808) of Equinor ASA,
(2)

Registration Statement (Form F-3 No. 333-239808-01) of Equinor Energy AS,
(3)

Registration Statement (Form F-3 No. 333-239808-02) of Equinor US Capital LLC, and
(4)

Registration Statement (Form S-8 No. 333-262601) pertaining to the Employee Share Purchase Plan of
Equinor US Holdings Inc
of our reports dated 14 March 2023, with respect to the consolidated financial statements of Equinor ASA and the effectiveness of internal control over financial reporting of Equinor ASA included in this Annual Report (Form 20-F) of Equinor
ASA for the year ended 31 December 2022.
/s/ Ernst & Young AS
Stavanger, Norway
23 March 2023